Exhibit 99.1

Headline: Atkore Inc. Announces Acquisition of Sasco Tubes & Roll Forming Inc.

Harvey, Illinois, December 20, 2021/Business Wire/ -- Atkore Inc. (“Atkore”), today announced the acquisition of Sasco Tubes & Roll Forming Inc., a Canadian manufacturer of metal framing and related products serving the electrical, mechanical, construction and solar industries (www.sascostrut.com).

“With more than 65 years in the industry, Sasco has developed an extensive range of sizes, gauges and multiple combinations of strut channels and fittings,” commented Mark Lamps, president of Atkore’s Safety & Infrastructure business. He added, “This acquisition complements Atkore’s existing product portfolio and enables us to improve the customer experience by providing a broader range of solutions.”

Sasco Tubes & Roll Forming Inc. is headquartered in Toronto, Ontario, Canada with approximately 50 employees. It will continue operating at its current location. Terms of the sale are undisclosed.

About Atkore Inc.

Atkore is forging a future where our employees, customers, suppliers, shareholders and communities are building better together – a future focused on serving the customer and powering and protecting the world.
With a global network of manufacturing and distribution facilities worldwide, Atkore is a leading provider of electrical, safety and infrastructure solutions.

To learn more, please visit at www.atkore.com.